Exhibit (i)(1)

August 17, 2026

Amplify ETF Trust

3333 Warrenville Road, Suite 350

Lisle, Illinois 60532

Re:	Amplify Top 10™ Space ETF

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Amplify ETF Trust (the "Trust") on behalf of its series, Amplify Top 10™ Space ETF (the "Fund"), in connection with the Trust's Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about August 17, 2026 (as proposed to be amended, the "Registration Statement") with respect to the Fund’s common shares of beneficial interest, $.01 par value per share (the "Shares").

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)       a copy, as filed with the office of the Secretary of the Commonwealth of Massachusetts on March 29, 2016, of the Trust’s Amended and Restated Declaration of Trust, dated as of November 5, 2015 (the "Declaration");

(c)       a copy of the Trust's Amended and Restated Designation of Series, effective as of August 11, 2026 as filed with the office of the Secretary of the Commonwealth of Massachusetts on August 12, 2026 (the "Designation");

(d)       a certificate executed by the Secretary of the Trust, certifying as to the Trust's Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at meetings held on May 12, 2026 and August 11, 2026 (the "Resolutions"); and

(e)       a draft received on August 4, 2026 of the Registration Statement.

Morgan, Lewis & Bockius llp

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Amplify ETF Trust

August 17, 2026

In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above and that the Declaration, Designation, By-laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designation or By-laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the "Act"), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.       The Trust is existing under the Trust's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

2.       The Shares, when issued and sold for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

Amplify ETF Trust

August 17, 2026

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP